Exhibit 99.1

Edgio Announces New Board of Directors

Reduces Board Size from Nine to Five Members and Appoints New Directors

Strong Leadership and Governance Committed to Building

Sustainable Shareholder Value

PHOENIX, December 4, 2023 – Edgio, Inc. (NASDAQ: EGIO) (the “Company”), the platform of choice for speed, security and simplicity at the edge, today announced the Company has reconstituted its Board of Directors. The now five member Board includes three newly appointed highly qualified directors: Ken Traub, Frank Verdecanna and Mio Babic. Ken Traub has also been named as Chairman of the Board.

These additions enrich the Board with diverse global expertise in corporate governance, cybersecurity, digital media, and strategic growth. Simultaneously, seven existing directors, David Peterschmidt, Walter Amaral, Scott Genereux, Patricia Hadden, Doug Bewsher, Reed Rayman, and E-Fei Wang, have resigned their positions on the Edgio Board. The resignations were not the result of any disagreements with the Company.

Edgio CEO, Bob Lyons, and current Board member, Dianne Ledingham will continue to serve as Board members

These Board changes follow the Company’s recently completed transaction with Lynrock Lake Master Fund LP (“Lynrock”) in which Lynrock provided the Company with $66 million of new financing and exchanged its existing convertible notes due 2025 for new convertible notes due 2027. As part of the exchange agreement, Edgio agreed to implement certain governance changes, including a reduction in the number of Board members from nine to five, and the appointment of two new independent directors mutually acceptable to Edgio and Lynrock. This new Board will leverage its deep expertise to help the company build on its position as an edge-enabled solutions provider.

As of December 4, the Edgio Board includes Edgio CEO Bob Lyons, and the following individuals:

Ken Traub – Mr. Traub has over 30 years of experience as a CEO, chairman, director, investor, and consultant in public companies, with a successful track record of driving strategic, financial, operational and governance improvements to enhance shareholder value. Since 2019, Mr. Traub has been serving as the Managing Partner of Delta Value Advisors, a strategic consulting and investment advisory firm, specializing in corporate governance and turnarounds. Mr. Traub also currently serves on the Boards of Directors of Tidewater, Inc. (NYSE: TDW) and American Rare Earths Limited (OTCQB: ARRNF).

Frank Verdecanna – Mr. Verdecanna has more than 29 years of experience working for various technology companies and a public accounting firm. He has been a Chief Financial Officer for more than 14 years with two different public and two different private companies. Mr. Verdecanna held senior finance positions and was the EVP & Chief Financial Officer of Mandiant, Inc. (formerly FireEye, Inc.), a cyber threat intelligence company that provides products and services to defend against cybercrime, from November 2012 until its acquisition by Google, Inc. in September 2022.

Mio Babic – Previously the founder and CEO of iStreamPlanet, a digital media software-as-a-service company, Mr. Babic is recognized as a pioneer in digital media who has driven many firsts for the industry, including the first live streaming implementation of digital rights management, the first live multi-camera webcast, and the first cloud native, API-first live encoder, among many others.

Dianne Ledingham – A seasoned technology executive leader with more than 30 years of experience helping companies unlock enterprise value as a senior partner in Bain’s Customer Strategy and Marketing Technology and Cloud Services (TCS) Practices. Having led some of Bain’s most significant TCS client relationships, she has worked with organizations to deliver outsized growth, successful acquisition and merger integrations, and transformations. Dianne also founded Bain’s Global Sales and Channel Excellence Practice as part of the Customer Practice, where she led the group for seven years, helping companies drive growth across industries. Ms. Ledingham has also served on the Board of Directors of Pegasystems (NASDAQ: PEGA) since 2016.

“With the guidance of our new Board of Directors, and enhanced financial flexibility via the transactions with Lynrock, Edgio is well-equipped to strengthen its position as a leading edge-enabled solutions provider,” said Bob Lyons, Chief Executive Officer at Edgio. “Our new Board brings deep capabilities spanning software-as-a-service, cybersecurity/threat intelligence and public company governance. This industry and operational experience brings tremendous value to the Company as we continue to navigate our transformation. I want to sincerely thank our departing board members for their contributions to our journey thus far.”

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Investor relations contact:

Sameet Sinha

602-850-4973

ir@edg.io

Media relations contact:

Sally Winship Comollo

781-366-5580

swinship-comollo@edg.io